AMENDMENT TO THE
MANAGED PORTFOLIO SERIES
DISTRIBUTION AGREEMENT

THIS AMENDMENT dated as of August 21, 2024, to the Distribution Agreement, dated as March 18, 2022, (the “Agreement”), is entered into by and between MANAGED PORTFOLIO SERIES, a Delaware statutory trust (the “Trust”) on behalf of the series listed on Exhibit A, and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add additional series of the Trust; and

WHEREAS, the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto as of the date first set forth above.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES	QUASAR DISTRIBUTORS, LLC

By: /s/ ______________________________________	By: /s/ __________________________________

Brian Wiedmeyer, President

Exhibit A

Fund Names

Kensington Managed Income Fund
Kensington Dynamic Growth Fund
Kensington Active Advantage Fund
Kensington Defender Fund
Leuthold Core Investment Fund
Leuthold Global Fund
Leuthold Grizzly Short Fund